THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-91602

                  SUBJECT TO COMPLETION, DATED AUGUST 20, 2002

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated July 19, 2002)
                              $

                         [TAMPA ELECTRIC COMPANY LOGO]

                             TAMPA ELECTRIC COMPANY
                           % NOTES DUE AUGUST     ,
                               ------------------
     The notes will bear interest at the rate of      % per year. We will pay
interest on the notes on                and                of each year,
beginning on                , 200 . The notes will mature on                . We
may redeem some or all of the notes from time to time. The redemption prices are described on page S-7. There is no sinking fund for the notes.

     The notes will be unsecured and will rank on a parity with our other unsecured and unsubordinated indebtedness and will be effectively subordinated to our secured indebtedness.
                               ------------------
     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-3.
                               ------------------

                                                              PER NOTE     TOTAL
                                                              --------    --------
Price to Public(1)..........................................        %     $
Underwriting Discounts and Commissions......................        %     $
Proceeds to Tampa Electric Company..........................        %     $

---------------
(1) Plus accrued interest, if any, from August   , 2002.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

     The notes will be ready for delivery in book-entry form only through The
Depository Trust Company on or about August   , 2002.
                               ------------------
                               Joint Book-Runners

SALOMON SMITH BARNEY                  BARCLAYS CAPITAL                  JPMORGAN

CREDIT LYONNAIS SECURITIES           MIZUHO INTERNATIONAL PLC           SG COWEN
SUNTRUST ROBINSON HUMPHREY   TD SECURITIES  WESTDEUTSCHE LANDESBANK GIROZENTRALE

AUGUST   , 2002

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE AND THE UNDERWRITERS HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF YOU RECEIVE ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON IT. WE AND THE UNDERWRITERS ARE NOT MAKING AN OFFER OF THESE SECURITIES, OR SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SOLICITATION IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS SUPPLEMENT.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
About This Prospectus Supplement............................     i
Summary.....................................................   S-1
Risk Factors................................................   S-3
Ratio of Earnings to Fixed Charges..........................   S-5
Capitalization..............................................   S-5
Use of Proceeds.............................................   S-6
Description of the Notes....................................   S-6
Underwriting................................................  S-11
Legal Matters...............................................  S-12
                            PROSPECTUS
About This Prospectus.......................................     1
Risk Factors................................................     1
Forward Looking Statements..................................     1
The Company.................................................     2
Ratio of Earnings to Fixed Charges..........................     2
Use of Proceeds.............................................     2
Description of Debt Securities..............................     2
Plan of Distribution........................................     7
Legal Matters...............................................     8
Experts.....................................................     9
Where You Can Find More Information.........................     9

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

     This prospectus supplement contains forward looking statements. For a description of these statements and a discussion of the factors that may cause our actual results to differ materially from these statements, see "Forward Looking Statements" in the accompanying prospectus.

     In this prospectus supplement, "we," "our," "ours" and "us" refers to Tampa Electric Company, unless the context otherwise requires.

                                    SUMMARY

     This summary contains basic information that is important to you. The "Description of the Notes" section of this prospectus supplement contains more detailed information about the terms and conditions of the notes.

                             TAMPA ELECTRIC COMPANY

     Tampa Electric Company is a wholly-owned subsidiary of TECO Energy, Inc. (TECO Energy), an electric and gas utility holding company with important unregulated activities. You can read the reports filed by TECO Energy with the SEC for more information regarding its business, operating results and financial condition. TECO Energy's SEC reports are not incorporated by reference in this prospectus supplement.

     The electric division of Tampa Electric Company, referred to as Tampa Electric, provides electric energy and related services to over 588,000 residential, commercial and industrial customers in its West Central Florida service area covering approximately 2,000 square miles, including the City of Tampa and the surrounding areas. Tampa Electric has a total net winter generating capacity of 4,079 megawatts in operation, and is constructing additional capacity to serve its growing customer base. Tampa Electric is in the process of repowering an older coal-fired station to become a combined-cycle natural gas-fired facility. The repowering is expected to add 658 megawatts of generating capacity by 2004, significantly reduce emissions and enhance fuel diversity.

     Peoples Gas System, a division of Tampa Electric Company, is Florida's leading provider of natural gas. With a presence in most of Florida's major metropolitan areas, it serves over 276,000 residential and commercial customers. In early 2000, it completed a major expansion to Southwest Florida to market natural gas to a previously unserved high growth area of the state. Peoples Gas System is continuing its expansion into other areas of Florida previously unserved by natural gas.

               SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION

     The table below presents summary selected historical consolidated income statement data of Tampa Electric Company. We derived this information from the audited financial statements for the years ended December 31, 1999 through December 31, 2001 and our unaudited financial statements for the six months ended June 30, 2001 and June 30, 2002. This information is only a summary. You should read it in connection with our historical financial statements and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 9 of the accompanying prospectus.

                                                    SIX MONTHS ENDED
                                                        JUNE 30,           YEAR ENDED DECEMBER 31,
                                                    -----------------   ------------------------------
                                                     2002      2001       2001       2000       1999
                                                    -------   -------   --------   --------   --------
                                                                     ($ IN MILLIONS)
Revenues..........................................  $921.3    $911.0    $1,764.7   $1,667.4   $1,458.8
Operating income..................................   120.0     117.5       241.5      244.8      233.4
Interest expense(1)...............................    39.0      39.5        77.7       80.8       77.9
Net income........................................  $ 95.6    $ 83.3    $  177.1   $  166.3   $  144.9

---------------

(1) Interest expense in 1999 included a $12.7 million charge for income tax settlements and provisions.

                                  THE OFFERING

Notes Offered.................   Aggregate principal amount: $   ,000,000
                                 Interest rate: % per year.
                                 Maturity date: August   ,      .

Interest Payment Dates........             and           , commencing on
                                        , 200 . Interest payments will be made
                                 to the persons in whose names the notes are registered on the 15th calendar day immediately preceding the applicable interest payment date.

Denominations.................   $1,000 with integral multiples of $1,000.

Optional Redemption...........   The notes will be redeemable, at our option, in
                                 whole or in part at any time, at the redemption prices described in "Description of the Notes -- Optional Redemption."

Ranking.......................   The notes will be unsecured and will rank on a
                                 parity with our other unsecured and
                                 unsubordinated indebtedness and will be
                                 effectively subordinated to our secured
                                 indebtedness.

Use of Proceeds...............   We will use the net proceeds to repay maturing
                                 long term debt, to repay commercial paper and for general corporate purposes. Pending such uses, we will invest the net proceeds in short-term money market instruments.

Additional Issuances..........   We may, without the consent of the holders of
                                 the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the notes, may constitute a single series of notes under the indenture.

Form..........................   The notes will be represented by registered
                                 global securities registered in the name of Cede & Co., the partnership nominee of the depositary, The Depository Trust Company (DTC).
                                 Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Trustee.......................   The Bank of New York.

                                  RISK FACTORS

     In deciding whether to purchase the notes, you should consider carefully the following factors that could cause our operating results and financial condition to be materially adversely affected. You should also consider the "Investment Considerations" included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 of our parent, TECO Energy, as updated by its filings with the SEC. TECO Energy's SEC reports are not incorporated by reference in this prospectus supplement.

GENERAL ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR BUSINESS.

     Our business is affected by general economic conditions. In particular, the projected growth of our service area in Florida is important to the realization of our forecasts for annual energy sales growth. An unanticipated downturn in the local area's or Florida's economy could adversely affect our expected performance. As a result, actual results may differ from those forecast.

OUR BUSINESS IS SENSITIVE TO VARIATIONS IN WEATHER.

     Our business is affected by variations in general weather conditions and unusually severe weather. Our energy sales are particularly sensitive to variations in weather conditions. We forecast energy sales on the basis of normal weather, which represents a long-term historical average. Significant variations from normal weather could have a material impact on energy sales. Unusual weather, such as hurricanes, could adversely affect operating costs and sales. Peoples Gas System, with a single winter peak period, is more weather sensitive than Tampa Electric, with both summer and winter peak periods. Mild winter weather in Florida can be expected to negatively impact results at Peoples Gas System.

POTENTIAL COMPETITIVE CHANGES MAY ADVERSELY AFFECT OUR GAS AND ELECTRICITY BUSINESSES.

     The U.S. electric power industry has been undergoing restructuring. Competition in wholesale power sales has been introduced on a national level. Some states have mandated or encouraged competition at the retail level and, in some situations, required divestiture of generating assets. While there is active wholesale competition in Florida, the retail electric business has remained substantially free from direct competition. Changes in the competitive environment occasioned by legislation, regulation, market conditions or initiatives of other electric power providers, particularly with respect to retail competition, could adversely affect Tampa Electric's business and its performance. The gas distribution industry has been subject to competitive forces for several years. Gas services provided by Peoples Gas System are now unbundled for all non-residential customers. Because Peoples Gas System earns margins on distribution of gas, but not on the commodity itself, unbundling has not negatively impacted Peoples Gas System results. However, future structural changes that we cannot predict could adversely affect Peoples Gas System.

OUR BUSINESSES ARE HIGHLY REGULATED AND ANY CHANGES IN REGULATORY STRUCTURES COULD LOWER REVENUES OR INCREASE COSTS OR COMPETITION.

     Tampa Electric and Peoples Gas System operate in highly regulated industries. Their retail operations, including the prices charged, are regulated by the Florida Public Service Commission, and Tampa Electric's wholesale power sales and transmission services are subject to regulation by the Federal Energy Regulatory Commission. Changes in regulatory requirements or adverse regulatory actions could have an adverse effect on Tampa Electric's or Peoples Gas System's performance by, for example, increasing competition or costs, threatening investment recovery or impacting rate structure.

COMMODITY PRICE CHANGES MAY AFFECT THE OPERATING COSTS AND COMPETITIVE POSITIONS OF OUR BUSINESSES.

     Tampa Electric and Peoples Gas System are sensitive to changes in coal, gas, oil and other commodity prices. Any changes could affect the prices these businesses charge, their operating costs and the competitive position of their products and services. In the case of Tampa Electric, currently fuel costs used for generation are mostly affected by the cost of coal. Future fuel costs will be impacted by the cost of natural gas as well as coal. Tampa Electric is able to recover the cost of fuel through retail customers' bills, but increases in fuel costs affect electric prices and, therefore, the competitive position of electricity against other energy sources. Regarding wholesale sales of electricity, the ability to make sales and margins on power sales are currently affected by the cost of coal to Tampa Electric, particularly as it relates to the cost of gas and oil to other power producers. In the case of Peoples Gas System, costs for purchased gas and pipeline capacity are recovered through retail customers' bills, but increases in gas costs affect total retail prices and therefore the competitive position of Peoples Gas System relative to electricity, other forms of energy and other gas suppliers.

WE MAY BE UNABLE TO SUCCESSFULLY COMPLETE CURRENT AND FUTURE PROJECTS ON SCHEDULE AND WITHIN BUDGET.

     Tampa Electric currently has new power generating facilities under construction. The construction of these facilities, as well as future construction projects, involves risks of shortages and inconsistent qualities of equipment, material and labor, engineering problems, work stoppages, unanticipated cost increases, and environmental or geological problems. Any of these events could delay a project's construction schedule or increase its costs.

WE MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL TO FUND OUR COMMITMENTS.

     Tampa Electric currently has new power generating facilities under construction. Our forecasts reflect the expectation that we will have access to the capital markets on satisfactory terms to fund commitments, including our construction projects. Our ability to raise additional capital may be adversely impacted by changes in our credit ratings and those of our affiliated companies and by prevailing conditions in the capital markets. We rely on capital contributions from our parent, TECO Energy, during construction cycles and, therefore, any decline in its ability to access the capital markets on satisfactory terms, or at all, could adversely affect our ability to fund our commitments or require us to raise additional capital.

OUR CREDIT RATINGS MAY BE ADVERSELY IMPACTED BY DISTRIBUTIONS TO OUR PARENT, TECO ENERGY.

     We may from time to time make distributions to our parent holding company, TECO Energy. These distributions may be funded by our operations or by the incurrence of additional indebtedness. Our credit ratings may be adversely impacted if we incur additional indebtedness to make such distributions. These distributions are effectively limited by several existing agreements. Our first mortgage bond indenture and some long-term debt agreements associated with our Peoples Gas division contain restrictions that limit the payment of dividends on our common stock, which is held solely by TECO Energy. In addition, our ability to incur additional indebtedness is limited by our bank credit agreement, which requires that we maintain a total debt to capital ratio (as defined in the agreement) of not greater than 65% as of the end of each fiscal quarter. Although the distributions we may make to TECO Energy are not directly limited by the Florida Public Service Commission (FPSC), which regulates us as a public utility, they are indirectly limited by our need to obtain annual FPSC approval to issue and sell securities. Under our FPSC authorization for 2002, our remaining authorization for long-term securities issuance is approximately $728 million. This amount will be reduced by the principal amount of this note issuance. The FPSC authorization also limits our short-term indebtedness outstanding at any time to $500 million or less. At August 16, 2002, we had approximately $286 million of short-term indebtedness outstanding.

CHANGES IN THE ENVIRONMENTAL LAWS AND REGULATIONS TO WHICH WE ARE SUBJECT COULD INCREASE OUR COSTS OR CURTAIL OUR ACTIVITIES.

     We are subject to regulation by various governmental authorities dealing with air, water and other environmental matters. Changes in compliance requirements or the interpretation by governmental authorities of existing requirements may impose additional costs on us or require us to curtail some of our businesses' activities.

PROBLEMS WITH OPERATIONS COULD CAUSE US TO INCUR SUBSTANTIAL COSTS.

     Tampa Electric and Peoples Gas System are subject to various operational risks, including accidents or equipment breakdown or failure and operations below expected levels of performance or efficiency. As an operator of power generation facilities, Tampa Electric could incur problems such as the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes which would result in performance below assumed levels of output or efficiency. Our forecast assumes normal operations and normal maintenance periods for our facilities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

                                 SIX           TWELVE
                             MONTHS ENDED   MONTHS ENDED            YEAR ENDED DECEMBER 31,
                               JUNE 30,       JUNE 30,     -----------------------------------------
                                 2002           2002       2001   2000   1999(1)   1998(2)    1997
                             ------------   ------------   ----   ----   -------   -------   -------
Ratio of earnings to fixed
  charges..................      4.59x          4.62x      4.41x  4.14x   3.82x     4.51x     4.38x

     For the purposes of calculating these ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.
---------------
(1) Includes the effect of other non-operating pretax items totaling $18.3 million recorded in the third and fourth quarters of 1999. Charges consisted of the following: $10.5 million recorded based on Florida Public Service Commission audits of Tampa Electric Company's 1997 and 1998 earnings which limited Tampa Electric Company's equity ratio to 58.7 percent; $3.5 million to resolve litigation filed by the U.S. Environmental Protection Agency; and $4.3 million for corporate income tax settlements related to prior years' tax returns. The effect of these items was to reduce the ratio of earnings to fixed charges. Had these items been excluded from the calculation, the ratio of earnings to fixed charges would have been 4.61 for the year ended December 31, 1999.

(2) Includes the effect of other non-operating pretax items totaling $16.9 million, as more fully explained in Note I to Item 8, Financial Statements and Supplementary Data of the Company's Annual Report on Form 10-K for the year ended December 31, 1998. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these items been excluded from the calculation, the ratio of earnings to fixed charges would have been 4.66 for the year ended December 31, 1998.

                                 CAPITALIZATION

     The following table summarizes the historical capitalization of Tampa Electric Company at June 30, 2002 and its capitalization as adjusted to reflect the issuance and sale of notes contemplated by this prospectus supplement based
on estimated net proceeds of $     and our application of the net proceeds in
the manner described in "Use of Proceeds."

                                                             JUNE 30, 2002
                                                         ----------------------
                                                          ACTUAL          AS
                                                          AMOUNTS      ADJUSTED
                                                         ---------     --------
                                                            ($ IN MILLIONS)
Cash and cash equivalents..............................  $    2.9       $
Restricted cash(1).....................................     146.3
                                                         =========      =====
Short-term debt........................................     281.2
Long-term debt due within one year.....................     377.7
Long-term debt, less amount due within one year(2).....     804.9
          Total debt...................................   1,463.8
Common equity..........................................   1,829.9
                                                         ---------      -----
          Total capitalization.........................  $3,293.7       $
                                                         =========      =====

---------------

(1) Cash restricted for the redemption of long-term debt in July and August 2002, all of which was used to pay off $147 million of long-term debt.

(2) Includes $150 million of first mortgage bonds, which are secured by some of our assets.

                                USE OF PROCEEDS

     We estimate that the net proceeds (after deducting underwriting discounts
and commissions and estimated offering expenses) from the offering of the      %
Notes due           will be approximately $          . We expect to use the net
proceeds from the offering of the notes to repay maturing long term debt, to repay commercial paper and for general corporate purposes. We will use $150 million of the proceeds from this offering to repay resettable put bonds with an initial coupon rate of 7.375% which must be repurchased or remarketed on September 1, 2002. Pending such uses, we will invest the net proceeds in short-term money market instruments. At August 16, 2002, we had $285.8 million of commercial paper outstanding with various remaining days until maturity of 7 days or less and with interest rates ranging from 1.84% to 1.86%.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes that we are offering supplements the description of the general terms of the debt securities under the caption "Description of Debt Securities" in the accompanying prospectus.

     The following summaries of certain provisions of the indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of the indenture dated as of July 1, 1998, as amended and supplemented by the fourth supplemental indenture thereto between us and The Bank of New York, as trustee, which has been filed with the SEC as an exhibit to the registration statement of which the prospectus forms a part. The indenture provides for the issuance from time to time of various series of debt securities, including the notes.

     For purposes of the following description, unless otherwise indicated, a business day is any day that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

GENERAL

     The aggregate principal amount of the notes offered under this prospectus
is $          . The notes will mature on           ,      .

     The notes will bear interest at       % per year (computed based on a
360-day year consisting of twelve 30-day months) for the period from
to, but excluding,           . Interest on the notes will be payable
semi-annually on           and           of each year, commencing           ,
200 . Interest payments will be made to the persons in whose names the notes are registered on the 15th calendar day (whether or not a business day) immediately preceding the related interest payment date.

     The notes do not have a sinking fund. We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms, and the same CUSIP number, as the notes. Any additional notes having such similar terms, together with the notes, may constitute a single series of notes under the indenture.

RANKING

     The notes will be our unsubordinated and unsecured obligations and will rank equally in right of payment with all of our other unsubordinated and unsecured indebtedness. The notes will not limit other indebtedness or securities that we or any of our subsidiaries may incur or issue or contain financial or similar restrictions on us or any of our subsidiaries. The notes will be effectively subordinated to our secured indebtedness to the extent of the collateral securing those obligations. Holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding. As a result, you may receive less, ratably, than holders of secured indebtedness.

FORM

     The notes will be issued in fully registered form, without coupons, in minimum denominations of $1,000 or integral multiples of $1,000 in excess thereof. The notes will be initially issued as global securities. See
"-- Book-Entry, Delivery and Form" below for additional information concerning the notes and the book-entry system. The Depository Trust Company (DTC) will be the depositary with respect to the notes. Settlement of the sale of the notes to the underwriters will be in immediately available funds. The notes will trade in DTC's Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, and secondary market trading activity in the notes will therefore settle in immediately available funds. We will make all payments of principal and interest in immediately available funds to DTC in The City of New York.

OPTIONAL REDEMPTION

     The notes are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

     - 100% of the principal amount of the notes then outstanding to be redeemed, or

     - the sum of the present values of the remaining scheduled payments of principal and interest on the notes then outstanding to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (computed based on a 360-day year consisting of twelve 30-day months) at
       the Adjusted Treasury Rate, plus      basis points (0.   %), as
       calculated by an Independent Investment Banker,

plus, in both of the above cases, accrued and unpaid interest thereon to the redemption date.

     We will mail a notice of redemption at least 30 days, but no more than 60 days, before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

     Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

     "Adjusted Treasury Rate" means, with respect to any redemption date:

     - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, as defined below, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

     - if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes (the "Remaining Life").

     "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if an Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Independent Investment Banker" means any of Salomon Smith Barney Inc., Barclays Capital Inc. or J.P. Morgan Securities Inc. or any of their respective successors, as designated by us, or if those firms are unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

     "Reference Treasury Dealer" means:

     - Salomon Smith Barney Inc., Barclays Capital Inc., J.P. Morgan Securities Inc. and each of their respective successors; provided that if any of them ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

     - up to two other Primary Treasury Dealers selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

BOOK-ENTRY, DELIVERY AND FORM

     The notes will be issued in the form of one or more securities in global form. Each global security will be deposited on the date of the closing of the sale of the notes with, or on behalf of DTC, and registered in the name of Cede & Co., as DTC's nominee.

     DTC is a limited-purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of transactions in those securities between those participants through electronic book-entry changes in accounts of the participants. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (referred to as the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     We expect that under procedures established by DTC, (1) upon deposit of the global securities, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the global securities and (2) ownership of such interests in the global securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global securities).

     Investors in the global securities may hold their interests directly through DTC if they are participants in that system, or indirectly through organizations which are participants in that system. All interests in a global security may be subject to the procedures and requirements of DTC. The laws of some states require that some persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and some banks, the ability of a person with beneficial interests in a global security to pledge that interest to persons that do not participate in the DTC system, or to take other actions regarding that interest, may be affected by the lack of a physical certificate evidencing those interests.

     Except as described below, owners of interests in the global securities will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of notes for any purpose.

     Payments on the global securities registered in the name of DTC or its nominee will be payable by the trustee to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the trustee will treat the persons in whose names the notes, including the global securities, are registered, as the owners for the purpose of receiving those payments and for any and all other purposes.

     Consequently, neither the trustee nor any agent of the trustee has or will have any responsibility or liability for:

     - any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of beneficial ownership interests in the, global security or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global security, or

     - any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC's current practice, upon receipt of any payment on securities such as the notes, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amounts of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on the payment date. Payments by the participants and the indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     DTC will take any action permitted to be taken by a holder of the notes only at the direction of one or more participants to whose account with DTC interests in the global securities are credited and only in respect of such portion of the notes as to which the participant or participants has or have given such direction. However, if there is an event of default, as defined in the indenture, with respect to the notes, DTC reserves the right to exchange the global securities for notes in certificated form and to distribute the notes to its participants.

     A global security is exchangeable for notes in registered certificated form if:

     - DTC notifies us that it is unwilling or unable to continue as clearing agency for the global securities or has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and we fail to appoint a successor clearing agency,

     - we in our sole discretion elect to cause the issuance of definitive certificated notes, or

     - there has occurred and is continuing an event of default under the indenture.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we have not independently determined the accuracy thereof. We will not have any responsibility for the performance by DTC or its participants of their obligations under the rules and procedures governing their operations.

                                  UNDERWRITING

     Salomon Smith Barney Inc., Barclays Capital Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions specified in an underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the notes set forth opposite the underwriter's name below.

                                                              PRINCIPAL AMOUNT
UNDERWRITERS                                                      OF NOTES
------------                                                  ----------------
Salomon Smith Barney Inc. ..................................     $
Barclays Capital Inc. ......................................
J.P. Morgan Securities Inc. ................................
Credit Lyonnais Securities (USA) Inc. ......................
Mizuho International plc....................................
SG Cowen Securities Corporation.............................
SunTrust Capital Markets, Inc. .............................
TD Securities (USA) Inc. ...................................
Westdeutsche Landesbank Girozentrale........................
                                                                 ----------
     Total..................................................     $
                                                                 ==========

     The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

     The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0. % of the principal amount of the notes. The underwriters may allow and the dealers may reallow a concession not to exceed 0. % of the principal amount of the notes on sales to other dealers. After the initial public offering, the representatives may change the public offering price and concessions.

     The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the notes or that a public trading market for the notes will develop. If no active public trading market develops, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on factors such as prevailing interest rates, the market for similar securities and our performance, as well as other factors not listed here.

     J.P. Morgan Securities Inc. will make the securities available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the securities available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     In connection with the offering, the underwriters, as well as the dealers and agents, may purchase and sell the notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriting syndicate, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

     The underwriters, and some of their affiliates, have performed investment banking, financial advisory, commercial banking and other services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of business, for which they may receive customary fees in connection with those services.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     We estimate that our share of the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $     .

                                 LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts will pass upon the validity of the notes offered hereby. Certain matters will be passed upon for the underwriters by Ropes & Gray.

PROSPECTUS

                             TAMPA ELECTRIC COMPANY

                                DEBT SECURITIES
                            ------------------------

     We plan to offer debt securities to the public from time to time.

     We may offer the debt securities as separate series, in amounts, prices and on terms determined at the time of the sale. When we offer debt securities, we will provide a prospectus supplement or a term sheet describing the terms of the specific issue, including the offering price of the securities. YOU SHOULD READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT OR THE TERM SHEET, TOGETHER WITH THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 9 OF THIS PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     We will sell the debt securities to underwriters or dealers, through agents, or directly to investors.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                            ------------------------

                  The date of this prospectus is July 19, 2002

     Tampa Electric Company - 702 North Franklin Street - Tampa, Florida 33602 -
(813) 228-4111

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    1
Risk Factors................................................    1
Forward Looking Statements..................................    1
The Company.................................................    2
Ratio of Earnings to Fixed Charges..........................    2
Use of Proceeds.............................................    2
Description of Debt Securities..............................    2
Plan of Distribution........................................    7
Legal Matters...............................................    8
Experts.....................................................    9
Where You Can Find More Information.........................    9

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under the shelf process, we may, from time to time, issue and sell to the public any amount of the debt securities described in the registration statement in one or more offerings up to a total dollar amount of $950,000,000.

                                  RISK FACTORS

     For each series of debt securities, we will include risk factors, if appropriate, in a prospectus supplement or term sheet relating to that series. You should also consider the "Investment Considerations" included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 of our parent, TECO Energy, Inc., as the same may be amended, supplemented or superseded from time to time by future filings under the Securities Exchange Act of 1934.

                           FORWARD LOOKING STATEMENTS

     This prospectus, any prospectus supplement or term sheet, and the documents we have incorporated by reference may contain forward-looking statements. Such statements relate to future events or our future financial performance. We use words such as "anticipate," "believe," "expect," "intend," "may," "project," "will" or other similar words to identify forward-looking statements.

     Without limiting the foregoing, any statements relating to our:

     - anticipated capital expenditures;

     - future cash flows and borrowings;

     - potential future merger opportunities; and

     - sources of funding

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements.

     Among the factors that could cause actual results to differ materially are:

     - general economic conditions, particularly those affecting energy sales in our service area;

     - variations in weather conditions affecting energy sales and operating costs;

     - potential competitive changes in the electric and gas industries, particularly in the area of retail competition;

     - changes in environmental regulation that may impose additional costs or curtail some of our activities;

     - federal and state regulatory initiatives that increase competition or costs, threaten investment recovery, or impact rate structure;

     - available sources and costs of commodities;

     - interest rates, market conditions and other factors that could impact our ability to obtain access to sufficient capital on satisfactory terms; and

     - restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow or make payments on subordinated debt.

     When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference.

                                  THE COMPANY

     We are a public utility company that is a wholly-owned subsidiary of TECO Energy, Inc., a diversified energy-related holding company. We generate, purchase, transmit, distribute and sell electric energy for customers within west central Florida and, through our Peoples Gas System division, purchase, distribute and sell natural gas for customers throughout Florida. You can find a more complete description of our business and our recent activities in the documents listed under "WHERE YOU CAN FIND MORE INFORMATION." The address of our principal executive office is 702 North Franklin Street, Tampa, Florida 33602, and our telephone number is (813) 228-4111.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown.

                                            PERIODS ENDED
                                            MARCH 31, 2002                YEAR ENDED DECEMBER 31,
                                         --------------------   --------------------------------------------
$ MILLIONS                               3 MONTHS   12 MONTHS    2001     2000     1999      1998      1997
----------                               --------   ---------   ------   ------   ------    ------    ------
Ratio of earnings to fixed charges.....    4.51x      4.57x      4.41x    4.14x    3.82x(1)  4.51x(2)  4.38x

     For the purposes of calculating these ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.
---------------

(1) Includes the effect of one-time, pretax charges totaling $18.3 million recorded in the third and fourth quarters of 1999. Charges consisted of the following: $10.5 million recorded based on Florida Public Service Commission audits of our 1997 and 1998 earnings which limited our equity ratio to 58.7 percent; $3.5 million to resolve litigation filed by the U.S. Environmental Protection Agency; and $4.3 million for corporate income tax settlements related to prior years' tax returns. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 4.61x for the fiscal year ended December 31, 1999.

(2) Includes the effect of one-time, pretax charges totaling $16.9 million, as more fully explained in Note I to Item 8, Financial Statements and Supplementary Data of our Annual Report on Form 10-K for the 1998 fiscal year. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 4.66x for the fiscal year ended December 31, 1998.

                                USE OF PROCEEDS

     We expect to use the net proceeds from the sale of the debt securities for general corporate purposes, which may include capital expenditures, investment in subsidiaries, working capital, repayment of debt and other business opportunities.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be unsecured and, unless indicated otherwise in the applicable prospectus supplement or term sheet, will rank on parity with all our other unsecured and unsubordinated indebtedness. We will issue debt securities in one or more series under an indenture dated as of July 1, 1998 between us and The Bank of New York, as trustee. We filed the indenture as an exhibit to our registration statement on Form S-3 dated July 13, 1998. The following description of the terms of the debt securities summarizes only the material terms of the debt securities. The description is not complete and we refer you to the indenture, which we incorporate by reference.

GENERAL

     The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities that we may issue under it. We are not required to issue debt securities of any series at the same time nor must the debt securities within any series bear interest at the same rate or mature on the same date.

     Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will describe the particular amount, price and other terms of those debt securities. These terms may include:

     - the title of the debt securities;

     - any limit on the total principal amount of the debt securities;

     - the date or dates on which the principal of the debt securities will be payable or the method by which such date or dates will be determined;

     - the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;

     - the date or dates on which any such interest will be payable and the record dates, if any, for any such interest payments;

     - if applicable, whether we may extend the interest payment periods and, if so, the permitted duration of any such extensions;

     - the place or places where the principal of and interest on the debt securities will be payable;

     - any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund, purchase fund or similar provision or at the option of the holder and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to an obligation;

     - the denominations in which we will issue the debt securities, if other than denominations of $1,000;

     - the terms and conditions, if any, on which we may redeem the debt securities;

     - the currency, currencies or currency units in which we will pay the principal of and any premium and interest on the debt securities, if other than U.S. dollars, and the manner of determining the equivalent in U.S. dollars;

     - whether we will issue any debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security and any provisions regarding the transfer, exchange or legending of any such global security if different from those described below under the caption "Global Securities;"

     - any addition to, change in or deletion from the events of default or covenants described in this prospectus with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

     - any index or formula used to determine the amount of principal of or any premium or interest on the debt securities and the manner of determining any such amounts;

     - any subordination of the debt securities to any other indebtedness of the Company; and

     - other material terms of the debt securities.

     Unless the prospectus supplement or term sheet relating to the issuance of a series of debt securities indicates otherwise, the debt securities will have the following characteristics:

     We will issue debt securities only in fully registered form, without coupons and in denominations of $1,000 or multiples of $1,000. We will not charge a service fee for the registration, transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

     The principal of, and any premium and interest on, any debt securities will be payable at the corporate trust office of The Bank of New York in New York, New York. Debt securities will be exchangeable and transfers thereof will be registrable at this corporate trust office. Payment of any interest due on any debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for interest.

     We will have the right to redeem the debt securities only upon written notice mailed between 30 and 60 days prior to the redemption date.

     If we plan to redeem the debt securities, before the redemption occurs we are not required to:

     - issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

     - after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder so requests.

     We may offer and sell debt securities at a substantial discount below their principal amount. We will describe any applicable special federal income tax and other considerations, if any, in the relevant prospectus supplement or term sheet. We may also describe in the relevant prospectus supplement or term sheet certain special federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars.

     The debt securities do not provide special protection in the event we are involved in a highly leveraged transaction.

GLOBAL SECURITIES

     If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

     The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

CONSOLIDATION, MERGER, ETC.

     We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

     - the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or, upon the effectiveness of the currently proposed amendment to the indenture, under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

     - the successor or transferee expressly assumes our obligations under the indenture; and

     - the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

     Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us under the indenture.

MODIFICATION OF THE INDENTURE

     The indenture provides that we or the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and
(ii) 66 2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

     - change the date stated on the debt security on which any payment of principal or interest is stated to be due;

     - reduce the principal amount or any premium or interest on, any debt security, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

     - change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date); or

     - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

     Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments of the indenture without the consent of any holders of the debt securities.

     The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series except:

     - a default in the payment of principal of, or any premium or interest on, any debt security of that series;

     - a default of a covenant or provision under the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

EVENTS OF DEFAULT

     An event of default with respect to debt securities of any series issued under the indenture is any one of the following events (unless inapplicable to the particular series, specifically modified or deleted as a term of such series or otherwise modified or deleted in an indenture supplemental to the indenture):

     - we fail to pay any interest on any debt security of that series when due, and such failure has continued for 30 days;

     - we fail to pay principal of or any premium on any debt security of that series when due;

     - we fail to deposit any sinking fund payment in respect of any debt security of that series when due, and such failure has continued for 30 days;

     - we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), and such failure has continued for 90 days after we receive written notice as provided in the indenture;

     - events of bankruptcy, insolvency or reorganization; and

     - any other event defined as an event of default with respect to debt securities of a particular series.

     If an event of default with respect to any series of debt securities occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all debt securities of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul that declaration and its consequences. The prospectus supplement or term sheet relating to any series of debt securities that are discounted debt securities will specify the particular provisions relating to acceleration of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default and the continuation of the event of default.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such debt security on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

     We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

DEFEASANCE OF DEBT SECURITIES

     Unless otherwise provided in the prospectus supplement or term sheet for a series of debt securities, and subject to the terms of the indenture, we may request to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

     Under current federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors should consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the federal income tax laws.

THE TRUSTEE

     The trustee is The Bank of New York, which maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures with us and some of our affiliates.

GOVERNING LAW

     The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities in one or more of the following ways:

     - directly to purchasers;

     - to or through one or more underwriters or dealers; or

     - through agents.

     A prospectus supplement or term sheet with respect to a particular series of debt securities will set forth the terms of the offering of those debt securities, including the following:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price of those debt securities and our proceeds from the sale;

     - underwriting discounts and commissions; and

     - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     If we use underwriters in the sale of the debt securities, the underwriters will acquire the debt securities for their own account and they may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriting syndicates represented by one or more managing underwriters or one or more independent firms acting as underwriters may offer the debt securities to the public. In connection with the sale of the debt securities, we may compensate the underwriters in the form of underwriting discounts or commissions. The purchasers of the debt securities for whom the underwriters may act as agent may also pay them commissions. Underwriters may sell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Unless otherwise set forth in the applicable prospectus supplement or term sheet, the obligations of any underwriters to purchase the debt securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all such debt securities if any are purchased.

     If we use dealers in the sale of the debt securities, we will sell the debt securities to the dealers as principals. The dealer may then resell the debt securities to the public at varying prices determined by the dealer at the time of resale. The applicable prospectus supplement or term sheet will name any dealer, who may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, involved in the offer or sale of the debt securities, and set forth any commissions or discounts we grant to the dealer.

     If we use agents in the sales of the debt securities, the agents may solicit offers to purchase the debt securities from time to time. The applicable prospectus supplement or term sheet will name any such agent who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the debt securities, and any commissions payable by us to such agent. Any agent will be acting on a reasonable effort basis for the period of its appointment or, if indicated in the applicable prospectus supplement or term sheet, on a firm commitment basis.

     We may also sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to resales. The terms of any such sales will be described in the applicable prospectus supplement or term sheet.

     If the prospectus supplement or term sheet so indicates, we will authorize agents, underwriters or dealers to solicit offers from institutions to purchase the debt securities from us at the public offering price set forth in the prospectus supplement or term sheet pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of the contracts.

     Agents, dealers and underwriters may be entitled under agreements with us to indemnification against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters from time to time may engage in transactions with, or perform services for, us or our subsidiaries for customary compensation.

     If indicated in the applicable prospectus supplement or term sheet, one or more firms may offer and sell the debt securities in connection with a remarketing upon their purchase, in accordance with their terms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us will be described in the applicable prospectus supplement or term sheet. We may be obligated to indemnify the remarketing firm against some liabilities, including liabilities under the Securities Act. The remarketing firm from time to time may engage in transactions with or perform services for us or our subsidiaries for customary compensation.

     Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the debt securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

     Any debt securities will be a new issue of securities with no established trading market. We cannot assure you that there will be a market for the debt securities of any particular series or, that, if a market does develop, it will continue to provide holders of those debt securities with liquidity for their investment or will continue for the duration the debt securities are outstanding.

     The prospectus supplement or term sheet relating to each offering will set forth the anticipated date of delivery of the debt securities.

                                 LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts will pass upon the validity of the debt securities for us.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Tampa Electric Company for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.tampaelectric.com. Our website is not part of this prospectus.

     We filed a registration statement on Form S-3 with the SEC covering the debt securities. For further information about us and the debt securities, you should refer to the registration statement and its exhibits. This prospectus discusses material provisions of our indenture dated July 1, 1998 between us and The Bank of New York, as trustee. Because the prospectus may not contain all the information that you may consider important, you should review the full text of the indenture and other documents we have incorporated by reference into the registration statement.

     The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the debt securities are sold:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2001; and

     - our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

     You may request a copy of these filings, at no cost, by telephoning us at
(813) 228-4111 or writing us at the following address:

                         Director of Investor Relations
                             Tampa Electric Company
                           702 North Franklin Street
                              Tampa, Florida 33602
                                 (813) 228-4111

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or term sheet is accurate as of any date other than the date on the front of those documents.

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                          $

                             TAMPA ELECTRIC COMPANY
                                  % NOTES DUE

                         [TAMPA ELECTRIC COMPANY LOGO]
                                  ------------
                             PROSPECTUS SUPPLEMENT
                                AUGUST 20, 2002

                                  ------------
                              SALOMON SMITH BARNEY
                                BARCLAYS CAPITAL
                                    JPMORGAN

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